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                            SPECIAL RETENTION PROGRAM
                            Administrative Guidelines
                   Under the Omnibus Stock and Incentive Plan

Purpose
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The Special Retention Program (SRP) allows for an equity grant, which is designed to assist with the retention and motivation of key employees, in the face of a highly competitive market for top talent. This program combines the use of phantom restricted stock and payments in lieu of dividends (dividend equivalents) to improve the retention value of Whirlpool's compensation programs. Further, it provides an additional capital accumulation opportunity to help retain a select group of high caliber, career minded key employees.

The phantom restricted stock is granted under the Company's Omnibus Stock and Incentive Plans, and is governed by the terms and conditions of those plans.

The dividend equivalent awards are governed by the terms and conditions of the Dividend Equivalent Plan document, and are paid out of the Company's general funds or the Company's stock (treasury or newly issued).

Eligibility
-----------
Participation in the program will be limited to thirty-five to fifty officers of the Corporation. Participants are recommended by the Office of the Chairman and are approved by the Human Resources Committee of the Board of Directors.

Program Guidelines and Award Payments
-------------------------------------
Phantom Restricted Shares
Phantom restricted shares are awarded to participants by their classification within tiers. Each tier has an approximate salary value as follows:
           Tier I ----- equals approximately four (4) times salary
           Tier II ---- equals approximately three (3) times salary
           Tier III --- equals approximately two (2) times salary
The Office of the Chairman initially determines the participants for each tier.

To arrive at the number of shares to be awarded, the approximate salary value is divided by the share price (FMV) of the stock as of the day of the Human Resource Committee meeting ($54.07).

Once granted, the phantom restricted shares will vest over a seven-year period. The restrictions on the first 50% of the stock will lapse after the completion of the third year, and the remaining 50% will lapse after the completion of the seventh year of the program. As the restrictions lapse, the participants will receive outright ownership of those shares.

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Dividend Equivalents
Dividend equivalents may be paid on deferred phantom restricted shares until either retirement or termination from the Company, at which time they will be distributed to the participant.

Deferrals
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Once the restrictions on the phantom restricted shares have lapsed, they may be deferred. These deferred shares will continue to maintain the characteristic of stock, and as such, will accumulate dividend equivalents similar to any other shares of Whirlpool stock. When retirement, or other termination from the Company occurs, these deferred phantom shares and dividend equivalents will be paid out at first distribution. All payments will be made as soon as administratively feasible.

Tax Withholding
---------------
As with any other payment; the company has the obligation to withhold the appropriate income taxes, FICA, or other social charges as required by the governing tax jurisdiction. This withholding will be in the form of cash for cash payments and in the form of shares for stock payments. For U.S. participants, the federal supplemental tax rate (currently 28%) and the state supplemental tax rate (if applicable) will be withheld. This will apply to either cash or shares received.

Termination of Employment or Other Status Changes
-------------------------------------------------
In the case of death, retirement under the provisions of the applicable Whirlpool (or subsidiary) pension plan, termination due to disability or termination for any other reason; those phantom restricted shares whose restrictions have not lapsed will be forfeited.

Non U.S. Participants
---------------------
In some jurisdictions, it may be necessary to use other vehicles in lieu of phantom restricted shares. In those cases a similar vehicle may be granted in a like amount. For example, performance units or other cash equivalents may be used.

Beneficiary Designation
-----------------------
In the event of a participant's death, any benefits under the program will be paid to the beneficiary named under the Omnibus Stock and Incentive plans in accordance with the provisions of the grant document.

Change in Control
-----------------
If there is a change in control of Whirlpool Corporation, as defined in the Company's Employee Pension Plan, all restrictions on the phantom restricted shares will lapse and unrestricted shares will be delivered to the program participants, provided they are Company employees, on the date that the change of control occurs.

Administration
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Corporate Compensation will be responsible for the overall administration of the program.

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They will maintain the record keeping for the eligible employees, including participant's names, vesting schedules, dividend equivalent accumulations (where applicable), changes in status and other relevant information as required. They will also be responsible for determining the payments of stock, and accrued dividends (if applicable).

The Corporate Legal department will be responsible for the issuance of any stock payments under the phantom restricted share awards or deferral provisions of this program. They will also maintain the appropriate record keeping.

Effective Date of the Program and Other Provisions
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This program was approved by the Human Resources Committee of the Board of
Directors who retain the right to amend, modify or cancel its' provisions as they deem appropriate. The program will be administered by the Corporate Vice-President of Human Resources or his designated representative, and is effective February 19, 2001.

Final Note
----------
These administrative guidelines provide for the fair and equitable administration of the program on a year-to-year basis. These guidelines are intended to clarify and supplement the provisions of the Corporation's Omnibus Stock and Incentive Plans, which govern this program. Any statements contained in this document that contradict the provisions of the Omnibus Plan document will be considered inoperative, and the language in the relevant Omnibus Plan document will control.

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